Exhibit 99.5

         Avocent Reports 21% Increase in Sales for the First Quarter

    HUNTSVILLE, Ala., April 22 /PRNewswire-FirstCall/ -- Avocent Corporation (Nasdaq: AVCT) today reported higher sales and operating income for the first quarter ended April 2, 2004.
    "Avocent recorded strong sales across all markets, product lines and customer segments in the first quarter," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Sales rose 21% to $86.1 million and gross margin increased to 58.2%. Our sales and margin growth was due primarily to higher sales of branded and digital products compared with last year.
    "Our branded sales grew 14% sequentially from the fourth quarter of 2003. We experienced increased demand for our newer products, particularly our digital, Switchview and AMX products, highlighting the important contribution of our research and development efforts in improving our profitability and building our market share.
    "We are excited about extending our markets with the addition of products and technologies we recently acquired. We closed the acquisition of Crystal Link Technologies, Inc. early in the quarter and made excellent progress in integrating Crystal Link as well as Soronti, Inc., which we acquired in November 2003. In early April, we closed the acquisition of OSA Technologies. We believe these acquisitions provide Avocent with expanded market opportunities. Crystal Link adds wireless capabilities to our KVM products while the addition of Soronti and OSA strengthen our embedded technology solutions and provide Avocent with excellent growth opportunities beyond our traditional KVM products," continued Mr. Cooper.

    First Quarter Results
    Income prior to intangible amortization and merger-related expenses rose 17.3% to $16.1 million, or $0.33 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $13.7 million, or $0.29 per diluted share, in the first quarter of 2003. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP income were $7.6 million in the first quarter of 2004, including $3.8 million in intangible amortization and merger-related expenses and a $3.8 million charge, net of a $2.7 million tax benefit, for acquired in-process research and development expense related to Crystal Link. Net adjustments to reconcile to GAAP income were $5.6 million in the first quarter of 2003, which consisted of intangible amortization and merger-related expenses.
    GAAP net income for the first quarter of 2004 was $8.5 million, or $0.17 per diluted share. This compares with a GAAP net income of $8.2 million, or $0.17 per share, in the first quarter of 2003.
    Net sales for the first quarter rose 21.0% to $86.1 million compared with sales of $71.2 million in the first quarter of 2003. Branded sales rose 33.5% from the first quarter of 2003 and accounted for 58.9% of sales. OEM sales rose 6.6% from the first quarter of 2003 and accounted for 41.1% of total first quarter 2004 sales. U.S. sales increased 21.0% to $51.2 million and international sales rose 21.0% to $34.9 million compared with the first quarter of 2003.

    Gross profit for the first quarter of 2004 rose 26.5% to $50.1 million with a gross margin of 58.2%. This compared with gross profit of $39.6 million and a gross margin of 55.6% in the first quarter of 2003. The increase in gross profit was due to higher sales and improved product mix compared with the first quarter of 2003.
    Research and development expenses increased 38.4% to $9.4 million, or 11.0% of sales, compared with $6.8 million, or 9.6% of sales, in the first quarter of 2003. The increase was due to higher expenses related to the development of embedded technologies and the addition of R&D teams from Soronti and Crystal Link.
    Selling, general and administrative expenses rose 22.1% to $20.3 million compared with $16.7 million in the first quarter of 2003. The increase was due to higher costs related to the expansion of certain sales and marketing programs, increased trade show activity, intellectual property defense costs and higher costs from the addition of the Soronti and Crystal Link sales and marketing teams.
    Avocent's balance sheet and cash position remained strong as of April 2, 2004. The Company's cash flow from operations was approximately $13 million for the first quarter of 2004 with almost $320 million in cash, cash equivalents and investments at the quarter's end. In early April, Avocent acquired OSA Technologies for approximately $100 million (plus the assumption of liabilities and stock options), of which approximately $52 million was paid in cash at closing. Avocent has no long-term debt.

    Use of Non-GAAP Financial Measures
    Income prior to intangible amortization, merger-related expenses and gain on sale of certain investment securities, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information
    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its first quarter results conference call to be held April 22, 2004. The live broadcast will be available on-line at www.avocent.com and at www.firstcallevents.com/service/ajwz404484588gf12.html beginning at
10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation
    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com .

    Forward-Looking Statements
    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the potential markets for these products and technologies in the future, engineering and design activities, and manufacturing efficiencies in the future. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


                             AVOCENT CORPORATION
                     Condensed Consolidated Statements of
                                  Operations
               (Unaudited, in thousands, except per share data)

                                         For the Quarter Ended April 2, 2004
                                          Operational  Adjustments *  GAAP

    Net sales                                $86,085                 $86,085
    Cost of sales                             35,888         $95      35,983
      Gross profit                            50,197         (95)     50,102

    Research and development expenses          9,254         174       9,428
    Acquired in-process research and
     development expense                         -         6,490       6,490
    Selling, general and administrative
     expenses                                 19,725         610      20,335
    Amortization of intangible assets                      4,762       4,762
      Operating income                        21,218     (12,131)      9,087

    Other income (expense), net                1,151         (14)      1,137
    Income before provision for income
     taxes                                    22,369     (12,145)     10,224

    Provision for income taxes                 6,253      (4,572)      1,681
    Net income                               $16,116     $(7,573)     $8,543

    Earnings per share:
      Basic                                    $0.34                   $0.18
      Diluted                                  $0.33                   $0.17

    Weighted average shares and common
     equivalents outstanding:
      Basic                                   47,650         -        47,650
      Diluted                                 49,538         (25)     49,513


                                         For the Quarter Ended March 28, 2003
                                          Operational  Adjustments *   GAAP

    Net sales                                $71,162                 $71,162
    Cost of sales                             31,332        $233      31,565
      Gross profit                            39,830        (233)     39,597

    Research and development expenses          6,334         478       6,812
    Selling, general and administrative
     expenses                                 15,571       1,088      16,659
    Amortization of intangible assets            -         6,156       6,156
      Operating income                        17,925      (7,955)      9,970

    Other income (expense), net                  848         (14)        834
    Income before provision income taxes      18,773      (7,969)     10,804

    Provision for income taxes                 5,033      (2,396)      2,637
    Net income                               $13,740     $(5,573)     $8,167

    Earnings per share:
      Basic                                    $0.30                   $0.18
      Diluted                                  $0.29                   $0.17

    Weighted average shares and common
     equivalents outstanding:
      Basic                                   45,413         -        45,413
      Diluted                                 46,854        (163)     46,691

    * Note: Adjustments relate to acquired in-process research and development expense from the Crystal Link acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001, the acquisition of 2C in August 2002, the acquisition of Soronti in December 2003, and the acquisition of Crystal Link in January 2004. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.


                             AVOCENT CORPORATION
                    Condensed Consolidated Balance Sheets
                            (Dollars in thousands)

                                                 April 2,        December 31,
                                                   2004              2003
                                                (Unaudited)
    Cash, cash equivalents
     and short-term investments                   $253,465          $223,392
    Accounts receivable, net                        49,215            45,011
    Current and deferred income tax receivable       4,994             5,031
    Other receivables, net                             475               225
    Inventories, net                                22,640            21,324
    Other current assets                             3,639             4,251
      Total current assets                         334,428           299,234

    Investments                                     66,362            84,410
    Property and equipment, net                     38,402            38,473
    Goodwill                                       206,037           206,037
    Intangible assets, net                          29,396            31,889
    Other assets                                       801               720
    Total assets                                  $675,426          $660,763

    Accounts payable and other accrued
     expenses                                      $15,016           $19,154
    Income tax payable                              10,844             6,702
    Other current liabilities                       15,224            16,866
      Total current liabilities                     41,084            42,722

    Non-current liabilities                          6,479            10,884

    Total stockholders' equity                     627,863           607,157

    Total liabilities and stockholders' equity    $675,426          $660,763

SOURCE  Avocent Corporation
    -0-                             04/22/2004
    /CONTACT: Dusty Pritchett, Senior Vice President of Finance and Chief Financial Officer of Avocent Corporation, +1-256-217-1300/
    /Web site: http://www.avocent.com /
    /Audio:  www.firstcallevents.com/service/ajwz404484588gf12.html /
    (AVCT)

CO:  Avocent Corporation
ST:  Alabama
IN:  CPR TLS
SU:  ERN CCA MAV